Exhibit 99.1

Investor Contact: Catalent, Inc. Paul Surdez 732-537-6325 investors@catalent.com

Catalent, Inc. Reports Third Quarter Fiscal 2023 Results
•Q3'23 net revenue of $1.04 billion decreased 19% as reported, or 17% in constant currency(1), compared to Q3'22. Organic, constant-currency net revenue decreased by 19%, compared to Q3'22.
•Q3'23 net loss of $(227) million, including a goodwill impairment of $210 million.
•Q3'23 Adjusted EBITDA(1) of $105 million decreased 69% as reported, or 68% in constant currency, compared to Q3'22.
•Updated FY'23 financial guidance projects net revenue of $4,225 million to $4,325 million and Adjusted EBITDA(1) of $700 million to $750 million.
(1) See "Non-GAAP Financial Measures" below and the GAAP to non-GAAP reconciliation provided later in this release.
Somerset, N.J. - June 12, 2023 -- Catalent, Inc. (NYSE: CTLT), the leader in enabling the development and supply of better treatments for patients worldwide, today announced financial results for the third quarter of fiscal 2023, which ended March 31, 2023.
“We continue to make progress in addressing our previously announced operational challenges, while also completing our strategic investments in high-demand, high-growth areas and executing a company-wide cost-reduction plan,” said Alessandro Maselli, President and Chief Executive Officer of Catalent, Inc. “The fundamentals of our business remain strong, with durable customer demand for our global services and our talented colleagues continuing to deliver on some of the most complex and significant programs in the CDMO industry.”
Third Quarter 2023 Consolidated Results
Net revenue of $1.04 billion decreased 19% as reported, or 17% in constant currency, from the $1.27 billion reported for the third quarter a year ago. Overall organic net revenue (i.e., excluding the effect of acquisitions, divestitures, and currency translation) decreased by 19% over the same period.
Net loss and loss per basic and diluted share was $(227) million, or ($1.26) per basic and diluted share, compared to net earnings of $141 million, or $0.78 per basic and diluted share, in the third quarter a year ago. The net loss includes a goodwill impairment of $210 million, which includes the effect of a $42 million deferred tax adjustment.
EBITDA from operations(1) was a loss of $(125) million, a decrease of $433 million from the $308 million reported in the third quarter a year ago. Third quarter fiscal 2023 Adjusted EBITDA(1) was $105 million, or 10% of net revenue, compared to $339 million, or 27% of net revenue, in the third quarter a year ago. This represents a decrease of 69% as reported and a decrease of 68% on a constant-currency basis, compared to the fiscal 2022 period.

Adjusted Net Loss(1) was $(17) million, or $(0.09) per diluted share, compared to Adjusted Net Income of $188 million, or $1.04 per diluted share, in the third quarter a year ago.

(1) See "Non-GAAP Financial Measures" below and the GAAP to non-GAAP reconciliation provided later in this release.

Third Quarter 2023 Segment Review

(Dollars in millions)	Three Months Ended March 31,		Constant Currency
	2023	2022	Change %
Biologics
Net revenue	$475	$700	(32)%
Segment EBITDA	6	218	(98)%
Segment EBITDA margin	1.1%	31.1%
Pharma and Consumer Health
Net revenue	563	574	1%
Segment EBITDA	125	144	(10)%
Segment EBITDA margin	22.3%	25.2%
Inter-segment revenue elimination	(1)	(1)	—%
Unallocated costs	(256)	(54)	375%
Combined totals
Net revenue	$1,037	$1,273	(17)%
(Loss) EBITDA from operations	$(125)	$308	(140)%

Biologics segment	2023 vs. 2022		2023 vs. 2022
Year-Over-Year Change	Three Months Ended March 31,		Nine Months Ended March 31,
	Net Revenue	Segment EBITDA	Net Revenue	Segment EBITDA
Organic	(32)%	(97)%	(15)%	(46)%
Impact of acquisitions	—%	(1)%	—%	(2)%
Constant-currency change	(32)%	(98)%	(15)%	(48)%
Foreign exchange translation impact on reporting	—%	—%	(1)%	—%
Total % change	(32)%	(98)%	(16)%	(48)%

Pharma and Consumer Health segment	2023 vs. 2022		2023 vs. 2022
Year-Over-Year Change	Three Months Ended March 31,		Nine Months Ended March 31,
	Net Revenue	Segment EBITDA	Net Revenue	Segment EBITDA
Organic	(3)%	(15)%	(1)%	(6)%
Impact of acquisitions	4%	5%	6%	6%
Constant-currency change	1%	(10)%	5%	—%
Foreign currency translation impact on reporting	(3)%	(3)%	(5)%	(6)%
Total % change	(2)%	(13)%	—%	(6)%

Segment Net Revenue as a % of Total Net Revenue

	Three Months Ended
	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Biologics	46%	50%	51%	51%	55%
Pharma and Consumer Health	54%	50%	49%	49%	45%
Net Revenue	100%	100%	100%	100%	100%
Balance Sheet and Liquidity
As of March 31, 2023, Catalent had $4.85 billion in total debt, and $4.60 billion in total debt net of cash, cash equivalents, and marketable securities, compared to $4.38 billion in total net debt as of December 31, 2022.
Catalent's ratio of First Lien Debt over LTM Adjusted EBITDA was 2.2x at March 31, 2023. Catalent's senior secured credit agreement requires that this ratio remain below 6.5x.
Catalent’s net leverage ratio(1) as of March 31, 2023 was 4.9x, compared to 3.8x at December 31, 2022 and 2.9x as of June 30, 2022.
(1) See "Non-GAAP Financial Measures" below and the GAAP to non-GAAP reconciliation provided later in this release.
Fiscal Year 2023 Outlook

	Previous FY'23 Full Year Guidance	FY'23 Full Year Guidance
Net revenue	$4,250 million - $4,350 million	$4,225 million - $4,325 million
Adjusted EBITDA	$725 million - $775 million	$700 million - $750 million
Adjusted net income	$187 million - $228 million	$169 million - $210 million
Weighted average shares outstanding - diluted	181 million - 183 million	181 million - 183 million
Amended Fiscal 2022 10-K
Catalent will file today with the Securities and Exchange Commission (the “SEC”) its Amendment No. 1 on Form 10‑K/A (the “Amended Fiscal 2022 10-K”) to its Annual Report on Form 10-K for the fiscal year ended June 30, 2022, which had been filed with the SEC on August 29, 2022. As described in the Amended Fiscal 2022 10-K, in preparing Catalent’s consolidated financial statements for the three and nine months ended March 31, 2023, Catalent identified a $26 million error related to the over-recognition of revenue in the consolidated financial statements it issued with respect to its fiscal year ended June 30, 2022. This error resulted from the misapplication of the contract modification guidance to one of the Company’s customer arrangements in accordance with U.S. generally accepted accounting principles, particularly ASC 606, Revenue from Contracts with Customers. Catalent assessed the materiality of the error both quantitatively and qualitatively and determined this error to be immaterial to those consolidated financial statements. While the revenue recognition error did not result in a material misstatement of the Company’s previously issued consolidated financial statements, the Company nevertheless determined to revise those consolidated financial statements it issued with respect to its fiscal year ended June 30, 2022 to reflect the impact of that error in the appropriate period. Due to the discovery of this error, Catalent also re-evaluated the effectiveness of its internal control over financial reporting (“ICFR”) as of June 30, 2022 and identified a material weakness in its ICFR as of that date related to the accounting for modifications of customer agreements at our Bloomington, Indiana facility. For a more detailed description of this material weakness, refer to Part II, Item 9A, “Controls and Procedures” in the Amended Fiscal 2022 10-K. The Amended Fiscal 2022 10-K therefore restates Catalent’s assessment of its ICFR and its disclosure controls and procedures to indicate that they were not effective as of June 30, 2022 because of this material weakness. Catalent’s independent registered public accounting firm, Ernst & Young LLP, has also restated its opinion on Catalent’s ICFR as of June 30, 2022.

Earnings Webcast

The Company’s management will host a webcast to discuss the results at 8:15 a.m. ET today. Catalent invites all interested parties to listen to the webcast, which will be accessible through Catalent’s website at http://investor.catalent.com. A supplemental slide presentation will also be available in the “Investors” section of Catalent’s website prior to the start of the webcast. The webcast replay, along with the supplemental slides, will be available for 90 days in the “Investors” section of Catalent’s website at www.catalent.com.

About Catalent, Inc.
Catalent is the global leader in enabling pharma, biotech, and consumer health partners to optimize product development, launch, and full life-cycle supply for patients around the world. With broad and deep scale and expertise in development sciences, delivery technologies, and multi-modality manufacturing, Catalent is a preferred industry partner for personalized medicines, consumer health brand extensions, and blockbuster drugs. Catalent helps accelerate over 1,000 partner programs and launch over 150 new products every year. Its flexible manufacturing platforms at over 50 global sites supply around 80 billion doses of nearly 8,000 products annually. Catalent’s expert workforce of approximately 18,000 includes more than 3,000 scientists and technicians. Headquartered in Somerset, New Jersey, the company generated nearly $5 billion in revenue in its 2022 fiscal year. For more information, visit www.catalent.com.
Non-GAAP Financial Measures
Use of EBITDA from operations, Adjusted EBITDA, Adjusted Net Income and Segment EBITDA
Management measures operating performance based on consolidated earnings from operations before interest expense, expense (benefit) for income taxes, and depreciation and amortization, adjusted for the income or loss attributable to non-controlling interests (“EBITDA from operations”). EBITDA from operations is not defined under U.S. GAAP, is not a measure of operating income, operating performance, or liquidity presented in accordance with U.S. GAAP, and is subject to important limitations.
Catalent believes that the presentation of EBITDA from operations enhances an investor’s understanding of its financial performance. Catalent believes this measure is a useful financial metric to assess its operating performance across periods by excluding certain items that it believes are not representative of its core business and uses this measure for business planning purposes.
In addition, given the significant investments that Catalent has made in the past in property, plant and equipment, depreciation and amortization expenses represent a meaningful portion of its cost structure. Catalent believes that EBITDA from operations will provide investors with a useful tool for assessing the comparability between periods of Catalent's ability to generate cash from operations sufficient to pay taxes, to service debt and to undertake capital expenditures because it eliminates depreciation and amortization expense. Catalent presents EBITDA from operations in order to provide supplemental information that it considers relevant for the readers of its consolidated financial statements, and such information is not meant to replace or supersede U.S. GAAP measures. Catalent’s definition of EBITDA from operations may not be the same as similarly titled measures used by other companies.
Catalent evaluates the performance of its segments based on segment earnings before non-controlling interest, other (income) expense, impairments, restructuring costs, interest expense, income tax expense (benefit), and depreciation and amortization (“segment EBITDA”). Moreover, under Catalent’s credit agreement, its ability to engage in certain activities, such as incurring certain additional indebtedness, making certain investments and paying certain dividends, is tied to ratios based on Adjusted EBITDA, which is not defined under U.S. GAAP, is not a measure of operating income, operating performance, or liquidity presented in accordance with U.S. GAAP, and is subject to important limitations. Adjusted EBITDA is the covenant compliance measure used in the credit agreement governing debt incurrence and restricted payments. Because not all companies use identical calculations, Catalent’s presentation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.
Management also measures operating performance based on Adjusted Net Income and Adjusted Net Income per share. Adjusted Net Income is not defined under U.S. GAAP, is not a measure of operating income, operating performance, or liquidity presented in accordance with U.S. GAAP and is subject to important limitations. Catalent believes that the presentation of Adjusted Net Income and Adjusted Net Income per share enhances an investor’s understanding of its financial performance. Catalent believes these measures are a useful financial metric to assess its operating performance across periods by excluding certain items that it believes are not representative of its core business and Catalent uses these measures for business planning purposes. Catalent defines Adjusted Net Income as net earnings adjusted for amortization attributable to purchase accounting and adjustments for other cash and non-cash items included in the table below, partially offset by its estimate of the tax effects of such cash and non-cash items. Catalent believes that Adjusted Net Income and Adjusted Net Income per share provides investors with a useful tool for assessing the comparability between periods of its ability to generate cash from operations available to its stockholders. Catalent’s definition of Adjusted Net Income may not be the same as similarly titled measures used by other companies. Adjusted Net Income per share is computed by dividing Adjusted Net Income by the weighted average diluted shares outstanding.

The most directly comparable U.S. GAAP measure to EBITDA from operations, Adjusted EBITDA, and Adjusted Net Income is net earnings. Included in this release is a reconciliation of net earnings to EBITDA from operations, Adjusted EBITDA and Adjusted Net Income.
Catalent does not provide a reconciliation of forward-looking non-GAAP financial measures to their comparable U.S. GAAP financial measures because it could not do so without unreasonable effort due to the unavailability of the information needed to calculate reconciling items and due to the variability, complexity and limited visibility of the adjusting items that would be excluded from the non-GAAP financial measures in future periods. When planning, forecasting, and analyzing future periods, Catalent does so primarily on a non-GAAP basis without preparing a U.S. GAAP analysis as that would require estimates for various cash and non-cash reconciling items that would be difficult to predict with reasonable accuracy. For example, equity compensation expense would be difficult to estimate because it depends on Catalent’s future hiring and retention needs, as well as the future fair market value of its common stock, all of which are difficult to predict and subject to constant change. It is equally difficult to anticipate the need for or magnitude of a presently unforeseen one-time restructuring expense or the values of end-of-period foreign currency exchange rates. As a result, Catalent does not believe that a U.S. GAAP reconciliation would provide meaningful supplemental information about its outlook.
Use of Constant Currency
As changes in exchange rates are an important factor in understanding period-to-period comparisons, Catalent believes the presentation of results on a constant-currency basis in addition to reported results helps improve investors’ ability to understand its operating results and evaluate its performance in comparison to prior periods. Constant-currency information compares results between periods as if exchange rates had remained constant period over period. Catalent uses results on a constant-currency basis as one measure to evaluate its performance. Catalent calculates constant currency by calculating current-year results using prior-year foreign currency exchange rates. Catalent generally refers to such amounts calculated on a constant-currency basis as excluding the impact of foreign exchange or being on a constant-currency basis. These results should be considered in addition to, not as a substitute for, results reported in accordance with U.S. GAAP. Results on a constant-currency basis, as Catalent presents them, may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with U.S. GAAP.
Forward-Looking Statements
This release contains both historical and forward-looking statements. All statements other than statements of historical fact, are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally can be identified by the use of statements that include phrases such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “plan,” “project,” “predict,” “hope,” “foresee,” “likely,” “may,” “could,” “target,” “will,” “would,” or other words or phrases with similar meanings. Similarly, statements that describe Catalent’s objectives, plans, or goals are, or may be, forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Catalent’s expectations and projections. Some of the factors that could cause actual results to differ include, but are not limited to, the following: Catalent’s ability to regain compliance with the NYSE's listing standards, Catalent’s ability to resolve productivity issues at three of its manufacturing facilities, the impact of such issues on product made at these facilities, the timing of recovering unproduced batches and resumption of normal activities at these facilities, and the impact of such issues on Catalent’s results of operations and financial condition; the declining demand for various vaccines and treatments for the SARS-Co-V-2 strain of coronavirus and its variants (“COVID-19”) from both patients and governments around the world may affect sales of the COVID-19 products Catalent manufactures; participation in a highly competitive market and increased competition that may adversely affect Catalent’s business; demand for its offerings, which depends in part on its customers’ research and development and the clinical and market success of their products; product and other liability risks that could adversely affect Catalent’s results of operations, financial condition, liquidity and cash flows; failure to comply with existing and future regulatory requirements; failure to provide quality offerings to customers could have an adverse effect on Catalent’s business and subject it to regulatory actions and costly litigation; problems providing the highly exacting and complex services or support required; global economic, political and regulatory risks to Catalent’s operations, including risks from rising inflation, disruptions to global supply chains, or from the Ukrainian-Russian war; inability to enhance existing or introduce new technology or service offerings in a timely manner; inadequate patents, copyrights, trademarks and other forms of intellectual property protections; fluctuations in the costs, availability, and suitability of the components of the products Catalent manufactures, including active pharmaceutical ingredients, excipients, purchased components and raw materials; changes in market access or healthcare reimbursement in the United States or internationally; fluctuations in the exchange rate of the U.S. dollar against other currencies; adverse tax legislative or regulatory initiatives or challenges or adjustments to Catalent’s tax positions; loss of key personnel; risks generally associated with information systems; inability to complete any future acquisition or other transaction that may complement or expand its business or divest of non-strategic businesses or assets and difficulties in successfully integrating acquired businesses and realizing anticipated benefits of such acquisitions; risks associated with timely and successfully completing, and correctly anticipating the future demand predicted for, capital expansion projects at existing facilities; offerings and customers’ products that may infringe on the intellectual property rights of third parties; environmental, health, and safety laws and regulations, which could increase costs and restrict operations; labor and employment laws and regulations or labor difficulties, which could increase costs or result in operational disruptions; additional cash contributions required to fund Catalent’s existing pension plans; substantial leverage that may limit its ability to raise additional capital to fund operations and react to changes in the economy or in the industry; and exposure to interest-rate risk to the extent of its variable-rate debt preventing it from meeting its obligations under its indebtedness. For a more detailed discussion of these and other factors, see the information under the caption “Risk Factors” in Catalent’s Annual Report on Form 10-K for the fiscal year ended June 30, 2022 (as amended), the Company’s Quarterly Report on Form 10-Q for the three and nine months ended March 31, 2023, and the Company’s other filings with the SEC. All forward-looking statements speak only as of the date of this release or as of the date they are made, and Catalent does not undertake to update any forward-looking statement as a result of new information or future events or developments except to the extent required by law.

More products. Better treatments. Reliably supplied.™

Catalent, Inc.
Consolidated Statements of Operations
(Unaudited; dollars and shares in millions, except per share data)

	Three Months Ended March 31,		FX Impact	Constant Currency Increase (Decrease)
	2023	2022		Change $	Change %
Net revenue	$1,037	$1,273	$(20)	$(216)	(17)%
Cost of sales	857	850	(15)	22	3%
Gross margin	180	423	(5)	(238)	(56)%
Selling, general, and administrative expenses	190	207	(3)	(14)	(7)%
Goodwill impairment charges	210	—	—	210	*
Other operating expense, net	15	5	1	9	172%
Operating (loss) earnings	(235)	211	(3)	(443)	(210)%
Interest expense, net	51	33	—	18	53%
Other (income) expense, net	(4)	2	(2)	(4)	(200)%
(Loss) earnings before income taxes	(282)	176	(1)	(457)	(260)%
Income tax (benefit) expense	(55)	35	—	(90)	(259)%
Net (loss) earnings	$(227)	$141	$(1)	$(367)	(261)%

Weighted average shares outstanding – basic	181	180
Weighted average shares outstanding – diluted	181	181

Earnings per share:
Basic
Net (loss) earnings	$(1.26)	$0.78
Diluted
Net (loss) earnings	$(1.26)	$0.78
 * Not meaningful

Catalent, Inc.
Consolidated Statements of Operations
(Unaudited; dollars and shares in millions, except per share data)

	Nine Months Ended March 31,		FX impact	Constant Currency Increase (Decrease)
	2023	2022		Change $	Change %
Net revenue	$3,208	$3,515	$(110)	$(197)	(6)%
Cost of sales	2,383	2,363	(81)	101	4%
Gross margin	825	1,152	(29)	(298)	(26)%
Selling, general and administrative expenses	612	618	(13)	7	1%
Goodwill impairment charges	210	—	—	210	*
Gain on sale of subsidiary	—	(1)	—	1	*
Other operating expense	40	25	1	14	50%
Operating (loss) earnings	(37)	510	(17)	(530)	(104)%
Interest expense, net	130	91	(2)	41	44%
Other (income) expense, net	(2)	25	(8)	(19)	(76)%
(Loss) earnings before taxes	(165)	394	(7)	(552)	(140)%
Income tax (benefit) expense	(19)	63	(4)	(78)	(125)%
Net (loss) earnings	$(146)	$331	$(3)	$(474)	(143)%
Less: Net earnings attributable to preferred shareholders	—	(15)
Net (loss) earnings attributable to common shareholders	$(146)	$316

Weighted average shares outstanding – basic	180	176
Weighted average shares outstanding – diluted	180	177

Earnings per share:
Basic
Net (loss) earnings	$(0.81)	$1.81
Diluted
Net (loss) earnings	$(0.81)	$1.79
* Not meaningful

Catalent, Inc.
Condensed Consolidated Balance Sheets
(Unaudited; dollars in millions)

	March 31, 2023	June 30, 2022
ASSETS
Current assets:
Cash and cash equivalents	$252	$449
Trade receivables, net	1,049	1,051
Inventories	744	702
Prepaid expenses and other	693	626
Marketable securities	—	89
Total current assets	2,738	2,917
Property, plant, and equipment, net	3,671	3,127
Other non-current assets, including intangible assets	4,421	4,464
Total assets	$10,830	$10,508

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term obligations and other short-term borrowings	$588	$31
Accounts payable	394	421
Other accrued liabilities	505	646
Total current liabilities	1,487	1,098
Long-term obligations, less current portion	4,261	4,171
Other non-current liabilities	379	464
Total shareholders' equity	4,703	4,775
Total liabilities and shareholders' equity	$10,830	$10,508

Catalent, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited; dollars in millions)

	Nine Months Ended March 31,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash provided by operating activities	$58	$370
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, equipment, and other productive assets	(455)	(425)
Proceeds from maturity of (purchase of) marketable securities	89	(25)
Proceeds from sale of property and equipment	8	—
Settlement on sale of subsidiaries, net	—	(3)
Payment for acquisitions, net of cash acquired	(474)	(1,033)
Payments for investments	(2)	(4)
Net cash used in investing activities	(834)	(1,490)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowing	715	1,100
Payments related to long-term obligations	(176)	(72)
Financing fees paid	(4)	(15)
Dividends paid	—	(4)
Cash paid, in lieu of equity, for tax withholding obligations	—	(9)
Exercise of stock options	4	21
Other financing activities	33	9
Net cash provided by financing activities	572	1,030
Effect of foreign currency exchange on cash and cash equivalents	7	(20)
NET DECREASE IN CASH AND CASH EQUIVALENTS	(197)	(110)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	449	896
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$252	$786

Catalent, Inc.
Reconciliation of Net Earnings (Loss) to EBITDA from Operations and Adjusted EBITDA*
(Unaudited; dollars in millions)

	Three months ended
	March 31, 2022	June 30, 2022(1)	September 30, 2022	December 31, 2022	March 31, 2023
Net earnings (loss)	$141	$168	$—	$81	$(227)
Interest expense, net	33	32	32	47	51
Income tax expense (benefit)	35	17	3	33	(55)
Depreciation and amortization	99	100	99	103	106
EBITDA (loss) from operations	308	317	134	264	(125)
Goodwill impairment charges	—	—	—	—	210
Stock-based compensation	10	12	19	10	6
Impairment charges and gain/loss on sale of assets	2	10	(2)	1	6
Restructuring costs	3	5	4	23	9
Acquisition, integration, and other special items	9	8	5	9	8
Foreign exchange loss (gain)	1	6	27	(26)	(8)
Inventory fair value step-up charges	7	—	—	—	—
Other adjustments	(1)	—	—	2	(1)
Adjusted EBITDA	$339	$358	$187	$283	$105
Favorable (unfavorable) FX impact					(4)
Adjusted EBITDA at constant currency					$109

*     Refer to Catalent's description of non-GAAP measures, including EBITDA from operations and Adjusted EBITDA as referenced above.
(1)    Balances have been restated to correct prior-period error.

Catalent, Inc.
Reconciliation of Net Earnings (Loss) to Adjusted Net (Loss) Income*
(Unaudited; dollars in millions, except per share data)

	Three months ended
	March 31, 2022	June 30, 2022(11)	September 30, 2022	December 31, 2022	March 31, 2023
Net earnings (loss)	$141	$168	$—	$81	$(227)
Amortization (1)	33	33	33	34	34
Goodwill impairment charges (2)	—	—	—	—	210
Stock-based compensation	10	12	19	10	6
Impairment charges and gain/loss on sale of assets (3)	2	10	(2)	1	6
Restructuring costs (4)	3	5	4	23	9
Acquisition, integration, and other special items (5)	9	8	5	9	8
Foreign exchange loss (gain)	1	6	27	(26)	(8)
Inventory fair value step-up charges (6)	7	—	—	—	—
Other adjustments (7)	(1)	(1)	—	2	—
Estimated tax effect of adjustments (8)	(15)	(18)	(19)	(12)	(12)
Discrete income tax benefit items (9)	(2)	(28)	(6)	—	(43)
Adjusted net (loss) income (ANI)	$188	$195	$61	$122	$(17)

Weighted average shares outstanding – basic	180				181
Weighted average shares outstanding – diluted	181				181

Earnings per share:
Net earnings (loss) per share – basic	$0.78				$(1.26)
Net earnings (loss) per share – diluted	$0.78				$(1.26)

ANI per share:
ANI (loss) per share – basic	$1.05				$(0.09)
ANI (loss) per share – diluted (10)	$1.04				$(0.09)

* Refer to Catalent's description of non-GAAP measures, including Adjusted Net Income as referenced above.

(1) Represents the amortization attributable to purchase accounting for previously completed business combinations.

(2)    Goodwill impairment charges during the three months ended March 31, 2023 were associated with the Company's Consumer Health reporting unit.

(3) For the three months ended June 30, 2022, represents fixed asset impairment charges primarily associated with obsolete equipment in the Biologics segment.

(4) Restructuring costs during the three months ended March 31, 2023 and December 31, 2022 represent restructuring charges associated with Catalent's plans to reduce costs, consolidate facilities, and optimize its infrastructure across the organization.

(5)    Acquisition, integration and other special items during the three months ended December 31, 2022 include costs associated with its October 2022 acquisition of Metrics Contract Services.

(6) For the three months ended March 31, 2022, represents a one-time non-cash inventory fair value adjustment of $7 million recorded in connection with Catalent's October 2021 acquisition of the Bettera Wellness business.

(7) Primary represents unrealized gains related to the fair value of the derivative liability associated with Catalent's formerly outstanding Series A convertible preferred stock.

(8) The tax effect of adjustments to Adjusted Net (Loss) Income is computed by applying the statutory tax rate in the jurisdictions to the income or expense items that are adjusted in the period presented; if a valuation allowance exists, the rate applied is zero.

(9) Discrete period income tax expense items are unusual or infrequently occurring items, primarily including: changes in judgment related to the realizability of deferred tax assets in future years, changes in measurement of a prior-year tax position, deferred tax impact of changes in tax law, and purchase accounting.

(10) For the three months ended March 31, 2023 and 2022, represents Adjusted Net (Loss) Income divided by the weighted average sum of fully diluted shares outstanding, which is equal to (a) the number of shares of common stock outstanding, plus (b) the number of shares of its common stock that would be issued assuming exercise or vesting of all potentially dilutive instruments. For the three months ended March 31, 2023 and 2022, the weighted average number of shares was 181 million.

(11) Balances have been restated to correct prior-period error.

Catalent, Inc.
Reconciliation of Segment EBITDA to Net (Loss) Earnings
(Unaudited; dollars in millions, except per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2023	2022	2023	2022
Biologics Segment EBITDA	$6	$218	$299	$584
Pharma and Consumer Health Segment EBITDA	125	144	368	390
Sub-Total	$131	$362	$667	$974
Reconciling items to net (loss) earnings
Unallocated costs (1)	(256)	(54)	(394)	(211)
Depreciation and amortization	(106)	(99)	(308)	(278)
Interest expense, net	(51)	(33)	(130)	(91)
Income tax benefit (expense)	55	(35)	19	(63)
Net (loss) earnings	$(227)	$141	$(146)	$331
(1) Unallocated costs include restructuring and special items, stock-based compensation, impairment charges, gain on sale of subsidiary, certain other corporate directed costs, and other costs that are not allocated to the segments.

Catalent, Inc.
Calculation of Net Leverage Ratio
(Unaudited; dollars in millions)

	March 31, 2022	June 30, 2022(1)	September 30, 2022(1)	December 31, 2022(1)	March 31, 2023(1)
Incremental Term Loan, due 2028	$1,437	$1,433	$1,429	$1,426	$1,422
Revolving credit facility	—	—	75	600	550
Unamortized discount and debt issuance costs	(9)	(9)	(7)	(13)	(12)
Total Secured Debt	1,428	1,424	1,497	2,013	1,960
Senior Notes, due 2027, 5.000%	500	500	500	500	500
Senior Notes, due 2028 (EUR), 2.375%	905	874	794	879	895
Senior Notes, due 2029, 3.125%	550	550	550	550	550
Senior Notes due 2030, 3.500%	650	650	650	650	650
Finance Leases / Other	187	234	245	291	323
Unamortized discount and debt issuance costs	(34)	(30)	(32)	(30)	(29)
Total Unsecured Debt	2,758	2,778	2,707	2,840	2,889
Total Debt	4,186	4,202	4,204	4,853	4,849
Cash and Cash Equivalents	786	449	281	442	252
Marketable Securities	94	89	64	28	—
Total Net Debt	$3,306	$3,664	$3,859	$4,383	$4,597
Adjusted EBITDA
Q4 2021	348
Q1 2022	252	252
Q2 2022	310	310	310
Q3 2022	339	339	339	339
Q4 2022		358	358	358	358
Q1 2023			187	187	187
Q2 2023				283	283
Q3 2023					105
LTM Adjusted EBITDA	$1,249	$1,259	$1,194	$1,167	$933
First Lien Debt / Adj. EBITDA	0.7x	1.0x	1.2x	1.6x	2.2x
Net Sr. Secured Debt / Adj. EBITDA	0.4x	0.7x	1.0x	1.3x	1.8x
Net Debt / Adj. EBITDA	2.6x	2.9x	3.2x	3.8x	4.9x
(1) Balances have been restated to correct prior-period error.